Exhibit 10.1
Employment Agreement
(Mark E. Secor)
This Employment Agreement (the “Agreement”) is made and entered into to be effective as of November 6, 2023 (the “Effective Date”), by and among Horizon Bank (the “Bank”), an Indiana state‑chartered bank, Horizon Bancorp, Inc. (the “Holding Company”), an Indiana corporation and a registered bank holding company, and Mark E. Secor (the “Executive”). The Bank and the Holding Company are referred to herein jointly as the “Company.”
W I T N E S E T H:
WHEREAS, Bank is a wholly-owned subsidiary of the Holding Company; and
WHEREAS, the Company desires to continue to employ the Executive in accordance with the provisions of this Agreement, and the Executive desires to continue to be employed by the Company in accordance with the provisions of this Agreement; and
WHEREAS, in addition to the employment provisions contained herein, the Company and the Executive have agreed to certain restrictions, covenants, agreements and severance payments, as set forth in this Agreement; and
WHEREAS, the Executive is willing to perform such services for the Company upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the employment of the Executive by the Company pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:
Section 1. Employment; Term.
(a) Employment.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, in accordance with the provisions of this Agreement.
(b) Term.  Unless terminated earlier as provided herein, the term of the Executive’s employment will begin on the Effective Date of this Agreement and will end on April 30, 2024 (the term of this Agreement is hereinafter referred to as the “Term”).

Section 2. Position; Duties; Responsibilities.
(a) Position.  Subject to Section 2(b), during the Term, the Executive will continue to serve as the Chief Financial Officer (“CFO”) of the Bank and the Holding Company until a successor is appointed to the CFO position by the boards of directors of the Bank and the Holding Company or until either or both of the boards of directors of the Bank and the Holding Company decide to change the Executives titles or duties, which they may do at any time in their sole discretion.
(b) Duties and Responsibilities.  During the Term, the Executive will devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Bank, the Holding Company and their affiliates and subsidiaries (collectively “Affiliates”) and to the performance of the Executive’s duties and responsibilities on behalf of the Company and any Affiliate which shall be established by the board of directors of the Bank and/or the Holding Company and/or the Chief Executive Officer of the Bank and the Holding Company (the “CEO” or “Chief Executive Officer”)), from time to time. In addition, the Executive’s duties and responsibilities shall include providing expertise, insight and guidance in support of the orderly transition of the Executive’s work and responsibilities on behalf of the Company, including, but not limited to, the orderly transfer of any such work and institutional knowledge to a new Chief Financial Officer (or such other persons as may be designated by the Company or the CEO) (in either case, the “CFO Transition”). During the Term, the Executive will not serve on the board of directors of any for-profit organization without the prior consent of the Holding Company’s board of directors (the “Board”).
Section 3. Compensation and Employee Benefits.
(a) Base Salary.  Beginning on the Effective Date and during the Term, for all services rendered to or on behalf of the Company by the Executive in all capacities pursuant to this Agreement or otherwise, the Company will pay to the Executive an annual base salary equal to $347,109.88 (the “Base Salary”). The Base Salary will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its employees generally. The Executive shall not be entitled to a merit increase in Base Salary for 2024, unless otherwise approved by the Board.
(b) 2023 Bonus. The Executive will continue to be eligible to receive a cash bonus for 2023 pursuant to the Company’s Executive Officer Bonus Plan, subject to approval by the Compensation Committee of the Board (the “2023 Bonus”). Any earned 2023 Bonus pursuant to the Executive Officer Bonus Plan shall be payable in accordance with the Company’s historical timing, subject to Committee approval and upon obtaining an unqualified opinion on the Holding Company’s annual audited financial statements for such period.
(c) 2024 Bonus. For the period between January 1, 2024, to the end of the Term, and provided the Executive is employed on the last day of the Term, the Executive will also to be entitled to a cash bonus for 2024 of $46,281.31 (the “2024 Bonus”). Any earned 2024 Bonus shall be payable in accordance with the Company’s historical payroll practices and within thirty (30) days after April 30, 2024.

(d) Stay Bonus. If the Executive is employed on April 30, 2024, the Company shall pay to the Executive an amount equal to fifty-percent (50%) of the Executive’s Base Salary (or $173,554.94) (the “Stay Bonus”), which shall be payable in a lump sum on the next payroll date and otherwise in accordance with the Company’s historical payroll practices and within thirty (30) days after April 30, 2024.
(e) Forfeiture of Bonuses. In the event the Executive’s employment is terminated by the Company for Cause pursuant to Section 4(a), by the Executive without Good Reason pursuant to Section 4(d), or in the event of termination due to the death or Disability of the Executive pursuant to Section 4(e), prior to the payment of any bonus, including the 2023 Bonus, the 2024 Bonus, and the Stay Bonus, then such bonus shall not be payable to the Executive.
(f) Other Incentive Compensation. During calendar year 2023 only, the Executive will be entitled to participate in all other incentive compensation plans and programs in effect from time to time and generally available to executive officers of the Company (including the Company’s long-term equity incentive compensation plans and the Supplemental Executive Retirement Plan), subject to the terms and conditions of such plans and programs, including all enrollment and approval requirements and deadlines. The Executive will not be entitled to participate in any such incentive compensation plans and programs (including the Company’s long-term equity incentive compensation plans and the Supplemental Executive Retirement Plan) beginning January 1, 2024.
(g) Employee Benefit Plans.  During the Term, the Executive will be entitled to participate in all other employee benefit plans and programs in effect from time to time and generally available to employees of the Company, subject to the terms and conditions of such plans and programs. Currently, such plans and programs include health, dental and vision insurance; life and disability insurance; sick leave; holidays; and 401(k) plan participation.
(h) Other Policies.  All other matters relating to the employment of the Executive by the Company not specifically addressed in this Agreement, or in the plans and programs referenced above (including, without limitation, vacation, sick and other paid time off), will be subject to the employee handbooks, rules, policies and procedures of the Company in effect from time to time, including, but not limited to, the Company’s compensation recovery (also referred to as “clawback”) policies.
(i) Taxes and Other Amounts.  All taxes (other than the Company’s portion of FICA taxes) on the Base Salary and other amounts payable to the Executive pursuant to this Agreement or any plan or program will be paid by the Executive.  The Company will be entitled to withhold from the Base Salary and all other amounts payable to the Executive pursuant to this Agreement or any plan or program (i) applicable withholding taxes, and (ii) such other amounts as may be authorized by the Executive in writing.

(j) Acknowledgment by the Executive.  Notwithstanding anything herein to the contrary, the Executive hereby understands, acknowledges and agrees that the Bank or Holding Company may, each in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, equity compensation, employee benefit and other plans and programs referenced herein at any time and from time to time in the future as provided in such plans and programs. Any such amendment, modification, freezing, suspension or termination will not affect any of the Executive’s vested or accrued benefits under any such plans or programs.
Section 4. Termination of Employment.
Subject to the respective continuing obligations of the parties hereto set forth in this Agreement, the Executive’s employment with the Company may be terminated during the Term in any of the following ways:
(a) Termination by the Company for Cause.  The Company, upon written notice to the Executive, may terminate the Executive’s employment with the Company immediately (except as otherwise expressly provided herein with respect to the Executive’s limited right to cure) for Cause.  For purposes of this Agreement, “Cause” is defined as any of the following actions:
(i) An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Executive in the course of the Executive’s employment; provided, however, that (A) no act or failure to act will be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence; and (B) an act or failure to act will only be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or any Affiliate;
(ii) Intentional damage by the Executive to the business or property of the Company or any Affiliate, causing material harm to the Company or any Affiliate;
(iii) Material breach by the Executive of any provision of this Agreement or any change in control or similar agreement the Executive is a party to;
(iv) (A) Gross negligence, willful misconduct or insubordination by the Executive in the performance of the Executive’s duties, or (B) a good faith determination by the Chief Executive Officer of the Bank or Holding Company of the Executive’s substandard performance of the Executive’s duties or responsibilities, including, but not limited to, failure by the Executive to devote substantially all of Executive’s working time to the business of the Company and its Affiliates, or (C) the Executive’s refusal or failure to carry out lawful directives of the Chief Executive Officer of the Bank or Holding Company or the board of directors of the Bank or Holding Company;
(v) A willful and material violation of the Company’s or any Affiliate’s written policies or codes of conduct or laws, including written policies or laws related to discrimination, harassment, or illegal or unethical conduct;
(vi) Engagement in conduct (including on-line posting, messaging, blogging or similar forms of electronic communication) that causes, or is reasonably likely to cause, the Company or any Affiliate negative publicity, public disgrace, embarrassment, or disrepute;

(vii) A conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving dishonesty, breach of trust or moral turpitude; or
(viii) Removal or permanent prohibition of the Executive from participating in the conduct of the affairs of Bank or Holding Company or any Affiliate by an order issued under subsection 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e)(4) and (g)(1).
(b) Termination by the Company Without Cause.  The Company, upon not less than 30 days’ prior written notice to the Executive, may terminate the Executive’s employment with the Company without Cause.
(c) Termination by the Executive for Good Reason.  The Executive, upon written notice to the Company, may terminate his employment with the Company immediately (except as otherwise expressly provided herein with respect to the Company’s limited right to cure) for Good Reason.  For purposes of this Agreement, “Good Reason” is defined as a material breach by the Company of any provision of this Agreement during the Term, other than a breach justifying termination pursuant to any other provision of this Agreement. Notwithstanding anything in the foregoing to the contrary, any change in the Executive’s authority, duties or responsibilities in connection with a CFO Transition shall not constitute “Good Reason” hereunder.
(d) Termination by the Executive Without Good Reason.  The Executive, upon not less than 60 days’ prior written notice to the Bank, may terminate his employment with the Company without Good Reason.
(e) Termination in the Event of Death or Disability.  The Executive’s employment hereunder will terminate immediately upon the death of the Executive.  The Executive’s employment with the Company may be terminated by the Company in the event of the occurrence of a Disability of the Executive.  For purposes hereof, a “Disability” is defined as the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  If, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, the Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company, the Executive will be deemed to be Disabled. The Compensation Committee of the Board, in its reasonable discretion, will be the sole and final judge of whether the Executive is Disabled for purposes of this Agreement, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.

(f) Notice and Date of Termination.  Any termination of the Executive’s employment with the Company as contemplated by this Section 4, except in the event of the Executive’s death, will be communicated in writing by the terminating party to the other party hereto.  Any notice of termination will indicate the specific provisions of this Agreement relied upon and, if applicable, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.  The last day of the Executive’s employment with the Company will be referred to herein as the “Date of Termination.”
(g) Limited Right to Cure by the Company and the Executive.
(i) In the event that the Company desires to terminate the Executive’s employment for Cause pursuant to subsection 4(a)(iii), the Company, upon written notice to the Executive, may terminate the Executive’s employment for Cause, which will terminate the Executive’s employment and right to compensation immediately, except in the limited case expressly provided herein with respect to Causes that are curable. The written notice will (A) indicate the specific provisions of this Agreement relied upon for such termination; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; (C) state whether the board of directors of the Holding Company has determined in good faith that the issue is curable; and (D) if the issue has been deemed curable, describe the steps, actions, events or other items that must be taken, completed or followed by the Executive to correct or cure the basis for such termination. If (but only if) the basis for termination has been deemed curable by the board of directors, then the Executive will have thirty (30) days following the effective date of such notice to fully correct and cure the basis for the termination of the Executive’s employment. If the Executive does not fully correct and cure the basis for the termination of the Executive’s employment within such 30-day period, then the Company will have the right to terminate the Executive’s employment immediately for Cause upon delivering to the Executive a second written notice of termination and without any further cure period. Unless otherwise specified in the written notice, the Date of Termination shall be the date of the first written notice, in the case of an uncurable Cause, and shall be the date of the second written notice, in the case of a curable but uncured Cause. Notwithstanding the foregoing, the Executive will be entitled to so correct and cure only a maximum of two times during any calendar year.

(ii) In the event that the Executive desires to terminate the Executive’s employment with the Company for Good Reason pursuant to subsection 4(c), all of the following must timely occur: (A) within ninety (90) days immediately following the first occurrence of such event, the Executive must deliver to the Company a written notice describing, in reasonable detail, the Good Reason event and the proposed cure to such event; (B) the Company must fail to cure such event during the thirty (30) days from the date of receipt of such notice; and (C) a second written notice of termination must be delivered by the Executive to the Company within ninety (90) days following the day on which the 30-day cure period set forth in the preceding clause (B) expires. The Executive’s employment with the Company will terminate immediately upon delivery of the second written notice of termination. Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.
(h) Regulatory Restrictions.
(i) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
(ii) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default; however, this subsection shall not affect the vested rights of the parties.
(iii) All obligations under this Agreement shall terminate, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (A) by the Indiana Department of Financial Institutions (the “DFI”) or its designee, or the Bank’s primary federal regulator at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the DFI, or its designee, or the Bank’s primary federal regulator, at the time that the DFI, or its designee, or the Bank’s primary federal regulator, approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the DFI, or the Bank’s primary federal regulator, to be in an unsafe or unsound condition. Any such action shall not affect any vested rights of the parties.
(iv) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits Executive from participating in the conduct of the Bank’s affairs, the Company’s obligations under this Agreement shall be suspended as of the effective date of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may, in its sole discretion, (A) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and/or (B) reinstate (in whole or in part) any of its obligations which were suspended.

(v) Notwithstanding anything to the contrary contained herein, Executive acknowledges and agrees that any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with the provisions of 12 U.S.C. 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on making “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulations, Bank and/or Holding Company (A) shall pay the maximum amount that may be paid after applying such limitations; and (B) will use commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment of any amount that otherwise cannot be paid due to the application of such limitations. Executive agrees that Bank and/or Holding Company shall not have breached any obligations under this Agreement if they are unable to pay all or some portion of any payment due to Executive as a result of the application of these limitations.
Section 5. Payment Upon Termination of Employment.
Upon the termination of the Executive’s employment with the Company during the Term pursuant to Section 4, the Executive will receive the following:
(a) Termination by the Company for Cause, by the Executive Without Good Reason or Due to Death or Disability of the Executive.  Upon the termination of the Executive’s employment by the Company for Cause pursuant to subsection 4(a), by the Executive without Good Reason pursuant to subsection 4(d) or in the event of termination due to the death or Disability of the Executive pursuant to subsection 4(e), the Company will pay or provide to the Executive (or, in the event of death, the Executive’s estate) the following amounts and benefits:
(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;
(ii) all amounts that have vested prior to the Date of Termination under all incentive compensation or employee benefit plans of the Bank or Holding Company in accordance with the provisions of such plans; and
(iii) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock and restricted stock units of the Holding Company (whether such options and restricted shares or units are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.
It is noted that nothing in this Agreement will serve to prevent the Executive from receiving long-term disability payments from the Company’s long-term disability program, if any, if the Executive is otherwise eligible to receive benefits under such a program.
(b) Termination by the Company Without Cause or by the Executive With Good Reason.  Upon the termination of the Executive’s employment during the Term by the Company without Cause pursuant to subsection 4(b), or by the Executive with Good Reason pursuant to subsection 4(c), the Company will pay or provide to the Executive the following amounts and benefits:
(i) that portion of the Executive’s Base Salary earned through the Date of Termination;
(ii) that remaining portion of the Executive’s Base Salary to be paid through the end of the Term;
(iii) an amount equal to the Stay Bonus; and

(iv) a pro-rated amount of the: (1) 2023 Bonus, if earned, based on the actual number of days the Executive was employed by the Company during 2023, if applicable, and (2) 2024 Bonus based upon the actual number of days the Executive was employed by the Company during 2024, if applicable.
The amounts payable pursuant to this Section shall be payable in accordance with the Company’s normal payroll practices, provided, further, that the amounts payable pursuant to Sections 5(b)(ii) - (iv) shall be only be payable after the delivery of the Release (as defined in Section 5(d)) and the lapse of all applicable revocation periods, or as soon as administratively practicable thereafter.
(c) Delay of Payment of Benefits in Certain Circumstances.
(i) Separation from Service.  For purposes of this subsection (c) only, “Separation from Service” means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Company; provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if the leave is for a longer period, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract.  If the period of leave exceeds six (6) months and the Executive’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first day immediately following such six (6)-month period. With respect to any payment made under this Agreement which constitutes deferred compensation subject to Code Section 409A, the Executive will incur a “Termination of Employment” when a termination of employment is incurred under Treasury Regulation Section 1.409A-1(h)(1)(ii).
(ii) Suspension of Payments to Specified Employees. To the extent such suspension is required by Code Section 409A or Treasury Regulations issued pursuant to Code Section 409A, if an amount is payable to the Executive due to the Executive’s Separation from Service for a reason other than the Executive’s death, and if at the time of the Separation from Service the Executive is a “Specified Employee,” payment of all amounts which constitute deferred compensation under Code Section 409A to the Executive under this Agreement will be suspended for six (6) months following such Separation from Service.  The Executive will receive payment of such amounts on the first day following the six (6) month suspension period.
(A) A “Specified Employee” means an individual who is a “Key Employee” of the Company at a time when the Holding Company’s stock is publicly traded on an established securities market.  The Executive will be a Specified Employee on the first day of the fourth month following any “Identification Date” on which the Executive is a Key Employee.

(B) The Executive is a “Key Employee” if at any time during the twelve (12) month period ending on an Identification Date the Executive is: (i) an officer of the Company having annual compensation greater than $175,000 (as adjusted in accordance with the requirements of Code Section 409A); (ii) a five-percent owner of the Company; or (iii) a one-percent owner of the Company having an annual compensation greater than $150,000.  For purposes of determining whether an Executive is an officer under clause (i), no more than 50 employees (or, if lesser, the greater of three or ten percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.
(C) The “Identification Date” for purposes of this Agreement is December 31 of each calendar year.
(d) Certain Limitations.  Amounts payable to the Executive pursuant to this Section 5 will be subject to the following limitations:
(i) amounts payable pursuant to this Section will be subject to the terms of subsections 5(c) and 5(e), as applicable, and, except for payment of amounts required under subsections 5(a) and 5(b)(i), paid only so long as the Executive is not in breach of any of the provisions of this Agreement; and
(ii) payment of all amounts payable pursuant to subsection 5(b), except such amounts to which Executive would be entitled under subsection 5(a), as applicable, will be made pursuant to this Section only if the Executive executes a full release of claims relating to the Executive’s employment by the Company and/or any Affiliate in favor of such parties in a form reasonably acceptable to, and provided by, the Company (the “Release”). The Company will set a deadline for return of the Release that will be no later than sixty (60) days following the termination of employment, and the Release must remain unrevoked during any revocation period.
(e) 280G Cutback. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s independent public accountants determine that any payment by the Company to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise, would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended, the amount payable to or for the benefit of the Executive pursuant to this Agreement and all other arrangements shall be reduced (but not below zero) in a manner determined by the Company to the Reduced Amount. For purposes of this Section, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Company because of Section 280G. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

Section 6. Cooperation After Termination.
(a) Following termination of the Executive's employment for any reason, the Executive agrees to reasonably cooperate with the Company and its affiliates, without additional consideration, in any matter relating to the transition of the Executive’s work and responsibilities on behalf of the Company, including, but not limited to, the orderly transfer of any such work and institutional knowledge to a new Chief Financial Officer (or such other persons as may be designated by the Company).
(b) Following termination of the Executive's employment for any reason, the Executive further agrees to reasonably cooperate with the Company and its affiliates, without additional consideration, in defending any anticipated, threatened, or actual litigation that currently exists or that may arise subsequent to the execution of this Agreement, including, but not limited to, the putative class action lawsuit entitled Chad Key, et al. v. Horizon Bancorp, Inc., et al., Case No. 1:23-cv-02961 filed against the Company and two of its officers in the U.S. District Court for the Eastern District of New York.  Such cooperation shall include, but is not limited to, meeting with internal Company employees to discuss and review issues in which Executive was directly or indirectly involved with during Executive’s employment with the Company, participating in any investigation conducted by the Company either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in a deposition or at trial in any civil or administrative proceeding, reviewing documents, and similar activities that the Company deems necessary.
Section 7. Survival of Certain Provisions.
Upon any termination of the Executive’s employment with the Company and/or the termination or expiration of this Agreement, the Executive and the Company hereby expressly agree that the provisions of Section 5, Section 6, Section 7, Section 8, Section 9, and Section 10 will continue to be in full force and effect and binding upon the Executive and the Company in accordance with the applicable respective provisions of such Sections.
Section 8. Indemnification.
The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the Articles of Incorporation and By-Laws of the Company as in effect at such time.  The Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries.  If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive will notify the Company promptly in writing of the institution of such action, suit or proceeding, and the Company will assume the defense thereof and the employment of counsel and payment of all fees and expenses.

Section 9. Termination of Non-Competition Restrictions. Effective on the date Executive’s employment with the Bank and the Holding Company is terminated for any reason, other than for Cause, that certain Change in Control Agreement between the Executive and the Bank dated January 1, 2020 (the “CIC Agreement”) shall automatically be amended to delete Sections 10(b) and (c) in their entirety and any similar non-competition restrictions in any other agreement Executive is bound by shall also be automatically terminated, deleted and of no further force and effect.
Section 10. Miscellaneous.
(a) Assignment.  This Agreement is personal in nature and no party hereto will, without the prior written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except as provided pursuant to subsection 10(p) or as otherwise provided herein.  Without limiting the foregoing, the Executive’s right to receive compensation hereunder will not be assignable or transferable by the Executive, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent, and in the event of any attempted assignment or transfer contrary to this Section, the Company will have no liability to pay any amounts so attempted to be assigned or transferred and such attempted assignment shall be void and of no effect.  Notwithstanding the foregoing or anything herein to the contrary, this Agreement may be assigned by the Company to any Affiliate without the prior consent of the Executive.
(b) Waiver.  Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement.  The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.  The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement will not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.
(c) Amendment.  This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.
(d) Headings.  The headings in this Agreement have been inserted solely for ease of reference and will not be considered in the interpretation or construction of this Agreement.
(e) Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

(f) Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.
(g) Construction.  This Agreement will be deemed to have been drafted by both parties hereto.  This Agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, any party.
(h) Review and Consultation.  The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions, effects and restrictions of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily.  THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE BANK OR THE HOLDING COMPANY.
(i) Attorneys’ Fees.  Each party hereto will pay the other party’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such other party successfully enforcing any provision or provisions of this Agreement (except as otherwise provided herein) against the breaching party (whether by litigation, arbitration, mediation, settlement or negotiation).
(j) Entire Agreement.  This Agreement supersedes and novates all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitutes the entire understanding and agreement between the parties hereto relating to the subject matter hereof; provided, however, that the parties agree that, except as otherwise expressly provided in this Agreement, nothing in this Agreement shall amend or terminate the CIC Agreement, as it may be amended from time to time.
(k) Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa.  All references to the masculine, feminine or neuter genders herein will include any other gender, as the context requires.  Unless expressly provided otherwise, all references in this Agreement to days will mean calendar, not business, days.
(l) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein, without regard to any laws that might be applicable under conflicts of laws principles.

(m) Notices.  All notices, requests and other communications hereunder will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid, as follows:
If to the Company or the Bank:	Horizon Bancorp, Inc. Attention: Chairman of the Board of Directors 515 Franklin Street Michigan City, IN 46360 Telephone: (219) 879-0211 Facsimile: (219) 873-2628

and

Todd A. Etzler Executive Vice President and Chief Legal Risk Officer Horizon Bank 515 Franklin Street Michigan City, IN 46360 Telephone: (219) 873-2639 Facsimile: (219) 874-9280

If to the Executive:	Mark E. Secor Redacted for privacy

or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address or facsimile number will be effective only upon receipt.

All such notices, requests and other communications will be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight express delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.
(n) Jurisdiction and Venue.  The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, will be filed, tried and litigated only in a federal or state court located in the State of Indiana.  In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.
(o) Recitals.  The recitals contained on page one of this Agreement are expressly incorporated into and made a part of this Agreement.

(p) Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange, combination or otherwise) to all or substantially all of the business, assets or voting securities of the Bank or the Holding Company to expressly assume and agree, in writing, to perform this Agreement in, and any successor will absolutely and unconditionally assume all of the Company’s obligations hereunder to, the same manner and extent, and upon the same terms and conditions, that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a material breach of this Agreement by the Company and will entitle the Executive to terminate his employment with the Company for Good Reason pursuant to subsection 4(c). As used in this Agreement, the Company will mean the Company as hereinbefore defined and any successor to their business, assets or voting securities as aforesaid.

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In Witness Whereof, the parties hereto have executed this Agreement on the Effective Date.

HORIZON BANK		Attest

By:	/s/ Thomas M. Prame	By:	/s/ Peter L. Pairitz
	Thomas M. Prame, Chief Executive Officer and President		Peter L. Pairitz, Chairperson of the Compensation Committee of the Board of Directors of Horizon Bancorp, Inc.

HORIZON BANCORP, INC.		EXECUTIVE

By:	/s/ Todd A. Etzler	By:	/s/ Mark E. Secor
	Todd A. Etzler, Executive Vice President and Chief Legal Risk Officer		Mark E. Secor